Company Contact:	Investor Relations:
Timothy C. Dec	John McNamara
Chief Financial Officer	Cameron Associates
Fortress International Group, Inc.	(212) 245-8800 x 205
Phone: (410) 312-9988 x 224	john@cameronassoc.com

FOR IMMEDIATE RELEASE:

Fortress International Group, Inc. Reports Financial Results
For the Third Quarter of 2008

Revenues Rise 27.9% Sequentially to $25.8 Million

Reports $855,470 Adjusted EBITDA Profit

Backlog at $218 Million

COLUMBIA, MD - November 12, 2008 - Fortress International Group, Inc. (NASDAQ: FIGI), a company providing comprehensive services for the planning, design, development and maintenance of mission-critical facilities and information infrastructure, announced today financial results for the third quarter of 2008.

For the three months ended September 30, 2008, the Company reported revenue of $25.8 million and a net loss of $3.2 million, or $0.26 per basic and diluted share, compared to revenue of $12.7 million and a net loss of $2.6 million, or $0.22 per basic and diluted share, for the third quarter of 2007. The results included an impairment loss on goodwill totaling $3.0 million.

For the nine months ended September 30, 2008, the Company reported revenue of $65.4 million and a net loss of $11.5 million, or $0.95 per basic and diluted share, compared to revenue of $32.2 million and a net loss of $6.2 million, or $0.53 per basic and diluted share, for the nine months ended September 30, 2007. The results included an impairment loss on goodwill totaling $4.2 million.

Adjusted EBITDA, which the company defines as earnings before non-cash stock-based compensation, interest, taxes, depreciation, amortization and impairment losses, reflected a profit of $0.9 million for the quarter ended September 30, 2008, compared to an adjusted EBITDA loss of $1.4 million for the quarter ended September 30, 2007.

In addition, the adjusted EBITDA profit for the third quarter ended September 30, 2008 included a one time charge to selling, general and administrative expenses of $0.4 million in deferred acquisition costs associated with the company’s acquisition strategy which, if excluded, adjusted EBITDA for the quarter would have been $1.3 million for the period.

Timothy C. Dec, Chief Financial Officer of Fortress said, “It has been our objective to get this company to profitability, and we have taken a significant step towards accomplishing that goal in the third quarter of 2008. For the first time, we have reported an adjusted EBITDA profit, and were it not for the costs associated with our acquisition program, our adjusted EBITDA profit for the third quarter would have been approximately $1.3 million. In fact, excluding this deferred acquisition cost and impairment loss on goodwill, our reportable net income would have been positive for the quarter. We believe we have turned a significant corner with this quarter, and we look forward to building on this momentum in the fourth quarter of 2008.

Thomas P. Rosato, Chief Executive Officer of Fortress said, “We continue to increase revenues and maintain our backlog in an industry that from our vantage point continues to show potential growth. We have increased our revenue seven straight quarters in a row. We are seeing revenue gains in both our technology consulting and facilities management divisions, in addition to construction management. The re-alignment of our cost structure last quarter has already begun to be reflected in our bottom line, and combined with a positive outlook for the industry; we believe that we are well positioned to continue to grow revenues and profitability in the coming quarters.”

The Company defines adjusted EBITDA as earnings before non-cash stock-based compensation, interest, taxes, depreciation, amortization and impairment losses. The Company uses adjusted EBITDA as a measure of the Company’s operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Adjusted EBITDA Reconciliation” following the Consolidated Statements of Operations included in this press release.

Conference Call Information

The Company will conduct a conference call and webcast to discuss its financial results on Wednesday, November 12, 2008 at 8:30 a.m., EST. The call may be accessed live by dialing 877-741-4241, five minutes before the start of the call. The audio webcast will be available via the Internet at:

www.thefigi.com

The webcast and conference call will be archived after their completion and will remain available through November 19, 2008 by dialing 888-203-1112 and entering replay passcode 5847577.

ABOUT FORTRESS INTERNATIONAL GROUP, INC.

Fortress International Group, Inc. (FIGI), and its subsidiaries, Total Site Solutions (TSS), Rubicon, Vortech and Innovative Power , plan, design, build and maintain specialized facilities such as data centers, trading floors, call centers, laboratories, medical facilities, network operation centers, communication facilities, and secure facilities. For nearly 30 years, the FIGI team has pioneered building robust and scalable infrastructure into mission-critical facilities. The firm offers unsurpassed expertise in the infrastructure systems (electrical, mechanical, telecommunications, security, fire protection and building automation) that are the critical facility's lifeblood. FIGI's comprehensive portfolio of services and multi-disciplinary expertise provide customers a highly respected single source for critical services that bridge the gap between IT and facilities.

Headquartered in the Baltimore-Washington corridor, FIGI provides complete turnkey facility services from the initial planning stages, to construction, to ongoing maintenance of the completed project. Its clients include the world's most demanding mission-critical organizations, including Fortune 500 firms and US government agencies. For more information, visit www.totalsiteteam.com or call 888-321-4TSS (4877).

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.

FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(unaudited)	(audited)
Current Assets
Cash and cash equivalents	$6,856,253	$13,172,210
Contract and other receivables, net	20,932,470	18,349,140
Costs and estimated earnings in excess of billings on uncompleted contracts	4,721,578	1,322,254
Prepaid expenses and other current assets	499,497	301,487
Income taxes receivable	893,322	893,322
Total current assets	33,903,120	34,038,413
Property and equipment, net	903,669	1,044,545
Goodwill	18,813,509	20,714,967
Intangible assets, net	19,838,552	21,089,136
Other assets	150,973	512,000
Total assets	$73,609,823	$77,399,061

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable, current portion	$182,384	$1,650,306
Accounts payable and accrued expenses	16,266,264	16,121,492
Billings in excess of costs and estimated earnings on uncompleted contracts	11,145,410	3,880,279
Total current liabilities	27,594,058	21,652,077
Notes payable, less current portion	4,230,013	7,848,661
Other liabilities	59,960	44,648
Total liabilities	31,884,031	29,545,386
Commitments and Contingencies	-	-
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock-- $.0001 par value, 100,000,000 shares authorized; 12,730,629 and 12,150,400 issued; 12,557,669 and 11,992,325 outstanding at September 30, 2008 and December 31, 2007, respectively	1,273	1,214
Additional paid-in capital	60,699,980	55,268,012
Treasury stock, 172,960 and 158,075 shares at cost at September 30, 2008 and December 31, 2007, respectively	(861,663)	(814,198)
Accumulated deficit	(18,113,798)	(6,601,353)
Total stockholders' equity	41,725,792	47,853,675
Total liabilities and stockholders’ equity	$73,609,823	$77,399,061

FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor (Fortress International Group, Inc.)
	Three Months Ended
	September 30, 2008	September 30,2007
	(unaudited)	(unaudited)
Results of Operations:
Revenue	$25,781,523	$12,692,772
Cost of revenue	20,660,103	10,749,331
Gross profit	5,121,420	1,943,441
Operating expenses:
Selling, general and administrative	4,838,291	3,964,468
Depreciation	125,716	137,032
Amortization of intangibles	702,569	567,109
Impairment loss on goodwill	2,973,000	-
Total operating costs	8,639,576	4,668,609
Operating loss	(3,518,156)	(2,725,168)
Interest income (expense), net	(49,653)	104,116
Loss from operations before income taxes	(3,567,809)	(2,621,052)
Income tax expense (benefit)	(349,898)	-
Net loss	$(3,217,911)	$(2,621,052)
Per Common Share (Basic and Diluted):
Basic and diluted net loss	$(0.26)	$(0.22)
Weighted average common shares outstanding-basic and diluted	12,326,397	11,715,512

	Successor (Fortress International Group, Inc.)
	Nine Months Ended
	September 30, 2008	September 30,2007
	(unaudited)	(unaudited)
Results of Operations:
Revenue	$65,363,481	$32,232,016
Cost of revenue	54,719,170	27,378,926
Gross profit	10,644,311	4,853,090
Operating expenses:
Selling, general and administrative	15,275,116	10,026,448
Depreciation	355,810	289,708
Amortization of intangibles	2,104,067	1,574,671
Impairment loss on goodwill	4,190,000	-
Total operating costs	21,924,993	11,890,827
Operating loss	(11,280,682)	(7,037,737)
Interest income (expense), net	(194,661)	476,388
Loss from operations before income taxes	(11,475,343)	(6,561,349)
Income tax expense (benefit)	37,102	(349,325)
Net loss	$(11,512,445)	$(6,212,024)
Per Common Share (Basic and Diluted):
Basic and diluted net loss	$(0.95)	$(0.53)
Weighted average common shares outstanding-basic and diluted	12,164,454	11,743,186

FORTRESS INTERNATIONAL GROUP, INC.
ADJUSTED EBITDA RECONCILIATION

	Successor (Fortress International Group, Inc.)
	Three Months Ended
	September 30, 2008	September 30,2007
	(unaudited)	(unaudited)

Net loss	$(3,217,911)	$(2,621,052)
Interest	49,653	(104,116)
Taxes	(349,898)	-
Depreciation	125,716	137,032
Amortization	818,075	681,184
EBITDA	(2,574,365)	(1,906,952)
Non-cash equity based compenstion	456,835	533,763
Impairment loss on intangibles	2,973,000	-
Adjusted EBITDA	$855,470	$(1,373,189)

	Successor (Fortress International Group, Inc.)
	Nine Months Ended
	September 30, 2008	September 30,2007
	(unaudited)	(unaudited)

Net loss	$(11,512,445)	$(6,212,024)
Interest	194,661	(476,388)
Taxes	37,102	(349,325)
Depreciation	355,810	289,708
Amortization	2,491,485	1,891,419
EBITDA	(8,433,387)	(4,856,610)
Non-cash equity based compenstion	1,469,248	999,196
Impairment loss on intangibles	4,190,000	-
Adjusted EBITDA	$(2,774,139)	$(3,857,414)